December 2008 Filed pursuant to Rule 433 dated November 21, 2008 relating to Preliminary Pricing Supplement No. 814 dated November 21, 2008 to Registration Statement No. 333-131266
STRUCTURED INVESTMENTS
Opportunities in Currencies

Protected Absolute Return Barrier Notes due December 31, 2010
Based on the Performance of the Eurozone euro/U.S. dollar Exchange Rate

Protected Absolute Return Barrier Notes provide principal protection as well as the potential for a positive return based on the absolute value of the percentage change in the Eurozone euro/U.S. dollar exchange rate, which we refer to as the exchange rate, but only if the exchange rate remains within a specified range at all times during the term of the notes.  The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Pricing date:	December , 2008
Original issue date:	December , 2008 (5 business days after the pricing date)
Maturity date:	December 31, 2010
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	▪ If at all times during the observation period the exchange rate is within the exchange rate range: $1,000 times the absolute exchange rate return times the participation rate
▪ If at any time on any day during the observation period the exchange rate is outside the exchange rate range: $0

For the purposes of determining whether or not the exchange rate has remained within the exchange rate range at all times during the observation period, the exchange rate will be determined by reference to the rates displayed on Bloomberg Page “EUR CRNCY GIP”, which displays the high and low exchange rates for each day.

Observation period:	The period from 10:00 a.m. (New York time) on the pricing date to 10:00 a.m. (New York time) on the valuation value date
Exchange rate range:	Any exchange rate that is:
▪ Greater than or equal to , which is 74% to 76% of the initial exchange rate; and
▪ Less than or equal to , which is 124% to 126% of the initial exchange rate
Absolute exchange rate return:	Absolute value of: (final exchange rate / initial exchange rate) – 1
Participation rate:	150%
Initial exchange rate:	The exchange rate (expressed as the number of U.S. dollars per one Eurozone euro) as displayed on Reuters Page “1FED” at 10:00 a.m. (New York time) on the pricing date
Final exchange rate:	The exchange rate (expressed as the number of U.S. dollars per one Eurozone euro) as displayed on Reuters Page “1FED” at 10:00 a.m. (New York time) on the valuation date
Maximum payment at maturity:	$1,360 to $1,390 per note (136% to 139% of the stated principal amount)
Valuation date:	December 22, 2010, subject to adjustment for non-currency business day
Interest:	None
CUSIP:	617482DK7
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	100%	2%	98%
Total	$	$	$

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $992.50 per note.  Please see “Syndicate Information” on page 7 for further details.

(2)
For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Pricing Supplement No. 814 dated November 21, 2008
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  IN ADDITION, THE NOTES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB0707001

Protected Absolute Return Barrier Notes due December 31, 2010
Based on the Performance of the Eurozone euro/U.S. dollar Exchange Rate

Investment Overview

These Protected Absolute Return Barrier Notes provide investors:

▪
the opportunity to gain exposure to the exchange rate over the term of the notes while expressing no view on the specific direction of the movement of the exchange rate -- only the view that the exchange rate will remain within the specified range (greater than or equal to 74% to 76% of the initial exchange rate and less than or equal to 124% to 126% of the initial exchange rate) over the term of the notes

▪	potential capped appreciation (with 150% participation) based on the absolute value of the percentage change in the exchange rate, provided that the exchange rate remains within the specified range

▪	100% principal protection at maturity regardless of the performance of the exchange rate

The notes will pay at maturity, the $1,000 stated principal amount plus a supplemental redemption amount, if any, based on the absolute exchange rate return as of the valuation date.  The supplemental redemption amount provides 150% upside exposure (e.g. a 10% increase or decrease in the exchange rate will result in a $150 (15%) supplemental redemption amount).  However, if the exchange rate does not remain within the specified range at all times during the term of the notes, the investment will return only the $1,000 stated principal amount at maturity.

Investors who want to capitalize on either positive or negative movements in the exchange rate within the specified range can use the notes to gain such exposure while protecting 100% of their principal at maturity.  There will be no interest payments on the notes.

Maturity:	2 years
Principal protection at maturity:	100%
Participation rate:	150%
Payment at maturity:	(i) If at all times during the observation period the exchange rate is within the exchange rate range: $1,000 plus 1.5x the absolute exchange rate return
(ii) If at any time on any day during the observation period the exchange rate is outside the exchange rate range: $1,000

December 2008	Page 2

Protected Absolute Return Barrier Notes due December 31, 2010
Based on the Performance of the Eurozone euro/U.S. dollar Exchange Rate

Underlying Exchange Rate

The Eurozone euro/U.S. dollar Exchange Rate

The euro is the official currency of the European Economic & Monetary Union. The conventional market quotation is the number of U.S. dollars per euro.  The countries using the euro as their official currency are: Austria, Belgium, Cyprus, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Malta, Netherlands, Portugal, Slovenia, and Spain.  The euro was officially launched on January 1, 1999.

Information as of market close on November 18, 2008.

Bloomberg Ticker Symbol:	EUR
Current Exchange Rate:	1.2618
52 Weeks Ago:	1.4662
52 Week Intraday High Exchange Rate:	1.6038 (on 7/15/08)
52 Week Intraday Low Exchange Rate:	1.2330 (on 10/28/08)

The following graph sets forth the intra-day high, low and last published exchange rate for each day in the period from December 31, 1998 to November 18, 2008 and thus reflects all exchange rates reported over the relevant 24-hour period.  Determination of whether or not the exchange rate has moved outside the exchange rate range will be made by reference to the exchange rates reported on a 24-hour basis.

Historical Performance of the Exchange Rate – Intra-day High, Low and Last Published Rates from December 31, 1998 to November 18, 2008

December 2008	Page 3

Protected Absolute Return Barrier Notes due December 31, 2010
Based on the Performance of the Eurozone euro/U.S. dollar Exchange Rate

Key Investment Rationale

These Protected Absolute Return Barrier Notes provide principal protection as well as the potential for a capped return regardless of whether the exchange rate increases or decreases, as long as the exchange rate remains within the exchange rate range at all times during the observation period.

Best Case Scenario
The exchange rate remains within the exchange rate range at all times during the observation period, the final exchange rate moves by 24% to 26% in either direction from the initial exchange rate and investors receive a leveraged return based on that movement, resulting in the maximum payment at maturity of $1,360 to $1,390 per note (136% to 139% of the stated principal amount).

Worst Case Scenario
The exchange rate is outside the exchange rate range at any time on any day during the observation period and investors receive only the stated principal amount of their investment at maturity.  The notes are 100% principal protected, subject to the credit risk of Morgan Stanley.

Summary of Selected Key Risks (see page 10)

Structure Related Risks

¡	No interest payments.

¡	If the exchange rate moves outside the exchange rate range at any time on any day during the observation period, the supplemental redemption amount will be zero.

¡	Appreciation potential is limited.

¡	Market value of notes may decline.

Currency Related Risks

▪	Currency exchange rate risk.

▪	Government intervention could materially and adversely affect the value of the notes.

¡	Even though currencies trade around-the-clock, the notes will not.

Secondary Market Related Risks

¡	Market price of the notes will be influenced by many unpredictable factors.

¡	Secondary trading may be limited.

¡	Inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

¡	Hedging and trading activity could potentially affect the value of the notes.

Issuer Specific Risks

¡	The notes are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the notes.

¡	Economic interests of the calculation agent, an affiliate of the issuer, may be potentially adverse to investor interests.

December 2008	Page 4

Protected Absolute Return Barrier Notes due December 31, 2010
Based on the Performance of the Eurozone euro/U.S. dollar Exchange Rate

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the $1,000 stated principal amount and a return, if any, based on the absolute value of the percentage change in the exchange rate, the participation rate and on whether the exchange rate has remained within the exchange rate range at all times during the observation period.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
December , 2008	December , 2008 (5 business days after the pricing date)	December 31, 2010

Key Terms
Issuer:	Morgan Stanley
Issue price:	$1,000 per note (see “Syndicate information” on page 7)
Stated principal amount:	$1,000 per note
Interest:	None
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	▪ If at all times during the observation period the exchange rate is within the exchange rate range: $1,000 times the absolute exchange rate return times the participation rate
▪ If at any time on any day during the observation period the exchange rate is outside the exchange rate range: $0
For the purposes of determining whether or not the exchange rate has remained within the exchange rate range at all times during the observation period, the exchange rate will be determined by reference to the rates displayed on Bloomberg Page “EUR CRNCY GIP”, which displays the high and low exchange rates for each day.
Observation period:	The period from 10:00 a.m. (New York time) on the pricing date to 10:00 a.m. (New York time) on the valuation date. Generally, currencies trade and exchange rates are reported on a 24-hour basis.
Exchange rate range:	Any exchange rate that is:
▪ Greater than or equal to , which is 74% to 76% of the initial exchange rate; and
▪ Less than or equal to , which is 124% to 126% of the initial exchange rate
Absolute exchange rate return:	Absolute value of: (final exchange rate / initial exchange rate) – 1
Participation rate:	150%
Initial exchange rate:	The exchange rate (expressed as the number of U.S. dollars per one Eurozone euro) as displayed on Reuters Page “1FED” at 10:00 a.m. (New York time) on the pricing date
Final exchange rate:	The exchange rate (expressed as the number of U.S. dollars per one Eurozone euro) as displayed on Reuters Page “1FED” at 10:00 a.m. (New York time) on the valuation date
Maximum payment at maturity:	$1,360 to $1,390 per note (136% to 139% of the stated principal amount)
Valuation date:	December 22, 2010, subject to adjustment for non-currency business day
Risk factors:	Please see “Risk Factors” on page 10.

December 2008	Page 5

Protected Absolute Return Barrier Notes due December 31, 2010
Based on the Performance of the Eurozone euro/U.S. dollar Exchange Rate

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482DK7
Minimum ticketing size:	1 note
Tax considerations:
Subject to the discussion below, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  If the notes were priced on November 18, 2008, the “comparable yield” for the notes would be a rate of 5.3996% per annum, compounded semi-annually; however, the comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a projected amount equal to $1,112.4446 due at maturity.  The comparable yield and the projected payment schedule for the notes will be updated in the final pricing supplement.  You should read the discussion under “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

	ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
	Original Issue Date through June 30, 2009	$26.9980	$26.9980
	July 1, 2009 through December 31, 2009	$27.7269	$54.7249
	January 1, 2010 through June 30, 2010	$28.4755	$83.2004
	July 1, 2010 through December 31, 2010	$29.2442	$112.4446

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amount of the payment that will be made on a note.

Notwithstanding the foregoing, if the exchange rate falls outside the exchange rate range prior to the original issue date of the notes, the notes will not be treated as “contingent payment debt instruments” for U.S. federal income tax purposes.  In this event, the maturity redemption amount will equal the issue price, and a U.S. Holder will therefore not be required to recognize income, gain or loss in respect of the notes prior to the sale, exchange or maturity of the notes.  Gain or loss realized on the sale or exchange of a note generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the notes for more than one year.  U.S. taxable investors should read the sections of the accompanying prospectus called “United States Federal Taxation — Tax Consequences to U.S. Holders — Sale, Exchange or Retirement of the Debt Securities” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” for a discussion of the tax consequences that would apply were the exchange rate to fall outside of the exchange rate range prior to the original issue date.

	If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

December 2008	Page 6

Protected Absolute Return Barrier Notes due December 31, 2010
Based on the Performance of the Eurozone euro/U.S. dollar Exchange Rate

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley Capital Services Inc.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in forwards, futures and options contracts on the U.S. dollar and Eurozone euro or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  We cannot give any assurance that our hedging activity will not affect the exchange rate and, therefore, adversely affect the payment that you will receive at maturity.  For further information, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying preliminary pricing supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
$1,000	2.00%	<$999K
$996.25	1.625%	$1MM-$2.99MM
$994.375	1.4375%	$3MM-$4.99MM
$992.50	1.25%	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

December 2008	Page 7

Protected Absolute Return Barrier Notes due December 31, 2010
Based on the Performance of the Eurozone euro/U.S. dollar Exchange Rate

How the Protected Absolute Return Barrier Notes Work

The table below illustrates the payment at maturity (including, where relevant, the payment of the supplemental redemption amount) assuming a hypothetical initial exchange rate of 1.25 and a hypothetical exchange rate range of +/- 25% (which includes all exchange rates greater than or equal to the hypothetical initial exchange rate times 75% and less than or equal to the hypothetical initial exchange rate times 125%).  The actual initial exchange rate and the actual exchange rate range will be determined on the pricing date.  The participation rate is 150%.  In this example, the exchange rate must move by more than 25% in either direction from the hypothetical initial exchange rate at any time during the observation period before we would not pay you a supplemental redemption amount.

The following hypothetical results are based, for the shaded rows, on the assumption that the exchange rate has remained within the exchange rate range at all times during the observation period.  If the exchange rate moves outside the exchange rate range at any time on any day during the observation period, the supplemental redemption amount will be $0.  You should consider carefully whether the notes are suitable to your investment goals.  The numbers appearing in the table below have been rounded for ease of analysis.

Final Exchange Rate	Exchange Rate Return	Supplemental Redemption Amount	Payment At Maturity	Return on Notes
2.1875	75%	$0.00	$1,000.00	0.00%
1.8750	50%	$0.00	$1,000.00	0.00%
1.5750	26%	$0.00	$1,000.00	0.00%
1.5625	25%	$375.00	$1,375.00	37.50%
1.5000	20%	$300.00	$1,300.00	30.00%
1.4500	16%	$240.00	$1,240.00	24.00%
1.4000	12%	$180.00	$1,180.00	18.00%
1.3500	8%	$120.00	$1,120.00	12.00%
1.3000	4%	$60.00	$1,060.00	6.00%
1.2750	2%	$30.00	$1,030.00	3.00%
1.2500	0%	$0.00	$1,000.00	0.00%
1.2250	–2%	$30.00	$1,030.00	3.00%
1.2000	–4%	$60.00	$1,060.00	6.00%
1.1500	–8%	$120.00	$1,120.00	12.00%
1.1000	–12%	$180.00	$1,180.00	18.00%
1.0500	–16%	$240.00	$1,240.00	24.00%
1.0000	–20%	$300.00	$1,300.00	30.00%
0.9375	–25%	$375.00	$1,375.00	37.50%
0.9250	–26%	$0.00	$1,000.00	0.00%
0.6250	–50%	$0.00	$1,000.00	0.00%
0.3125	–75%	$0.00	$1,000.00	0.00%

The supplemental redemption amount, if any, will be based on the absolute value of the percentage change in the final exchange rate from the initial exchange rate.  Consequently, you will receive a positive supplemental redemption amount whether the exchange rate on the valuation date is higher or lower than the initial exchange rate, as long as the exchange rate remains within the exchange rate range at all times.

December 2008	Page 8

Protected Absolute Return Barrier Notes due December 31, 2010
Based on the Performance of the Eurozone euro/U.S. dollar Exchange Rate

The following payment examples illustrate the potential returns on the notes at maturity based on the table above.

Payment Example 1
The exchange rate increases by 12% from the hypothetical initial exchange rate of 1.25 to a final exchange rate of 1.4, and the exchange rate remains within the exchange rate range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

$1,000 x absolute value of [(1.4 / 1.25) – 1] x participation rate of 150%  = $180

Therefore, the total payment at maturity per note will be $1,180, which is the sum of the $1,000 stated principal amount and a supplemental redemption amount of $180.

Payment Example 2
The exchange rate decreases by 25% from the hypothetical initial exchange rate of 1.25 to a final exchange rate of 0.9375, and the exchange rate remains within the exchange rate range at all times throughout the observation period.  Accordingly, the supplemental redemption amount is equal to:

$1,000 x absolute value of [(0.9375 / 1.25) – 1] x participation rate of 150%  = $375

The supplemental redemption amount is positive even though the exchange rate has declined, and, therefore, the total payment at maturity per note will be $1,375, which is the sum of the $1,000 stated principal amount and a supplemental redemption amount of $375.

Payment Example 3
The exchange rate moves outside the exchange rate range at any time on any day during the observation period.  Because the exchange rate has moved outside the exchange rate range, the supplemental redemption amount is equal to $0, and the payment at maturity is equal to only $1,000 per $1,000 stated principal amount regardless of the final exchange rate.

December 2008	Page 9

Protected Absolute Return Barrier Notes due December 31, 2010
Based on the Performance of the Eurozone euro/U.S. dollar Exchange Rate

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, investors should consult their own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of the investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For a complete list of risk factors, please see the accompanying preliminary pricing supplement.

Structure Specific Risk Factors

¡
The notes do not pay interest.  Because the supplemental redemption amount may equal zero, the return on your investment in the notes may be zero and, therefore, less than the amount that would be paid on an ordinary debt security.  Even if there is a positive supplemental redemption amount, if the change in the exchange rate over the term of the notes, whether positive or negative, is small, the return on an investment in the notes may be less than the amount that would be paid on an ordinary debt security.  Accordingly, the notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on whether the exchange rate remains within the exchange rate range throughout the observation period and on the exchange rate on the valuation date.

¡
You may not receive a supplemental redemption amount.  If at any time on any day during the observation period the exchange rate is outside the exchange rate range, no supplemental redemption amount will be paid and investors will receive only the stated principal amount of their investment at maturity.  In periods of high volatility in the currency markets, the likelihood of the exchange rate moving outside the exchange rate range at some point during the observation period increases.  In light of the elevated volatility currently being experienced by the currency markets, it may be significantly more likely for the exchange rate to move outside the exchange rate range, resulting in zero supplemental redemption amount.

¡
Appreciation potential is limited.  The appreciation potential of the notes is limited to a maximum payment at maturity equal to $1,360 to $1,390, which is 136% to 139% of the stated principal amount.  If the final exchange rate is less than 74% to 76% of the initial exchange rate or greater than 124% to 126% of the initial exchange rate, the exchange rate will have moved outside the exchange rate range and your supplemental redemption amount will equal $0.

¡
Market value of notes may decline.  If at any time on any day during the observation period the exchange rate is outside the exchange rate range, the market value of each note will decline below the stated principal amount and will no longer be linked to the exchange rate.  If you try to sell your notes on the secondary market prior to maturity in these circumstances, you will receive less than the stated principal amount for each note.

Currency Specific Risks Factors

▪
Currency exchange rate risk. Fluctuations in the exchange rate will affect the value of the notes.  The exchange rate between the euro and the U.S. dollar is the result of the supply of, and the demand for, the euro and the U.S. dollar.  Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Europe and the United States.  Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in Europe (particularly in the member states of the Eurozone) and the U.S.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries constituting the Eurozone and the U.S. and other countries important to international trade and finance.

▪
Government intervention could materially and adversely affect the value of the notes.  Currency exchange rates are volatile and are affected by numerous factors specific to each foreign country (or economic region, in the case of the euro).  Governments or monetary authorities, including those of the member states of the Eurozone, the Eurozone itself or the United States, may use a variety of techniques, such as intervention by their central banks or imposition of regulatory controls or taxes, to affect the exchange rate.  Thus, a special risk in purchasing the notes is that their trading value and amount payable could be affected by the actions of sovereign governments or monetary authorities, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the euro or the U.S. dollar.

December 2008	Page 10

Protected Absolute Return Barrier Notes due December 31, 2010
Based on the Performance of the Eurozone euro/U.S. dollar Exchange Rate

▪
Even though currencies trade around-the-clock, the notes will not. Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the notes, if any, will not conform to the hours during which the euro and the dollar are traded.  Consequently, significant price and rate movements may take place in the foreign exchange market that will not be reflected immediately in the price of the notes.  Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the foreign exchange market.

Secondary Market Specific Risk Factors

¡
Market price influenced by many unpredictable factors.  Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the exchange rate, whether the exchange rate has moved outside the exchange rate range at any time during the observation period, volatility of the exchange rate, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads.

¡
The notes will not be listed.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. currently intends to act as a market maker for the notes but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily.  Because we do not expect that other market makers to participate in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.  Because it is not possible to predict whether the market for the notes will be liquid or illiquid, you should be willing to hold your notes to maturity.

¡
Inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging the issuer’s obligations under the notes.

¡
Hedging and trading activity could potentially affect the value of the notes.  We expect that MS & Co. and other affiliates will carry out hedging activities related to the notes (and possibly to other instruments linked to the euro and/or the U.S. dollar), including trading in futures, forwards and/or options contracts on the euro and/or the U.S. dollar as well as in other instruments related to the euro and/or the U.S. dollar.  Any of these hedging or trading activities during the term of the notes could potentially affect the exchange rate, including the final exchange rate and whether the exchange rate is outside the exchange rate range at any time during the observation period and, accordingly, the amount of cash investors will receive at maturity.

Issuer Specific Risk Factors

¡
The notes are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on Morgan Stanley's ability to pay all amounts due on the notes at maturity and therefore are subject to the credit risk of Morgan Stanley and to changes in the market's view of Morgan Stanley's creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the value of the notes.

¡
Economic interests of the calculation agent, an affiliate of the issuer, may be potentially adverse to the investors.  The calculation agent is an affiliate of the issuer.  Any determinations made by the calculation agent may affect the payout to investors at maturity.

December 2008	Page 11

Protected Absolute Return Barrier Notes due December 31, 2010
Based on the Performance of the Eurozone euro/U.S. dollar Exchange Rate

Historical Information

The following table sets forth the published high, low and end-of-quarter daily exchange rates as of 4:00 p.m. (New York time) (expressed as the number of U.S. dollars per one euro) for each quarter in the period from December 31, 1998 through November 18, 2008.  We obtained the information in the table below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the initial exchange rate or the final exchange rate.  Additionally, for the purposes of determining whether or not the exchange rate has remained within the exchange rate range at all times during the observation period, we will not use a single daily rate but instead use the daily range of bid and ask exchange rates displayed on Bloomberg Page “EUR CRNCY GIP,” which will increase the chance that the exchange rate will move outside the exchange rate range on any given currency business day.  You cannot predict the future performance of the exchange rate based on its historical performance.

Eurozone euro	High	Low	Period End
2003
First Quarter	1.1054	1.0362	1.0915
Second Quarter	1.1909	1.0695	1.1511
Third Quarter	1.1657	1.0809	1.1657
Fourth Quarter	1.2595	1.1416	1.2595
2004
First Quarter	1.2842	1.2128	1.2316
Second Quarter	1.2365	1.1822	1.2199
Third Quarter	1.2452	1.2011	1.2436
Fourth Quarter	1.3637	1.2285	1.3554
2005
First Quarter	1.3465	1.2757	1.2964
Second Quarter	1.3087	1.2032	1.2108
Third Quarter	1.2542	1.1902	1.2026
Fourth Quarter	1.2179	1.1670	1.1849
2006
First Quarter	1.2307	1.1820	1.2118
Second Quarter	1.2928	1.2092	1.2791
Third Quarter	1.2892	1.2505	1.2674
Fourth Quarter	1.3343	1.2513	1.3197
2007
First Quarter	1.3385	1.2893	1.3354
Second Quarter	1.3652	1.3302	1.3541
Third Quarter	1.4267	1.3426	1.4267
Fourth Quarter	1.4872	1.4048	1.4589
2008
First Quarter	1.5845	1.4454	1.5788
Second Quarter	1.5991	1.5380	1.5755
Third Quarter	1.5938	1.3998	1.4614
Fourth Quarter (through November 18, 2008)	1.4009	1.2493	1.2618

December 2008	Page 12